5/14/14

THIS AGREEMENT is to be effective as of the 14th day of May 2014 by and between Integrative Business Alliance, LLC, maintain its principal offices at 4151 Mission Blvd. Suite #216, San Diego, CA 92109 (herein referred to as “IBA”), GARB OIL & POWER CORP., who maintains his principal office at W12350 S. Belcher Rd. Bldg 14B, Largo, FL 33773 (hereinafter referred to as “Client”).

WITNESETH:

WHEREAS, IBA is engaged in the business of providing and rendering public relations and communications services, and has knowledge, expertise and personnel to render the requisite services to Client, and

WHEREAS, Client is desirous of retaining IBA for the purpose of obtaining public relations and corporate communications services, so as to better, more fully and more effectively deal and communicate with its shareholders and the investment community as such may relate to GARB OIL & POWER CORP.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, it is agreed as follows:

Engagement of IBA. Client herewith engaged IBA, and IBA agrees to render to Client public relations, communications with the investment community, advisory and consulting services.

The consulting services to be provided by IBA shall include, but are not limited to, the development, implementation and maintenance of an ongoing program to increase the investment community’s awareness of Client’s activities and to stimulate the investment community’s interest in Client. Client acknowledges that IBA’s ability to relate information regarding Client’s activities is directly related to the information provided by Client to IBA.

Client acknowledges that IBA will devote such time as is reasonably necessary to perform the services for Client, having due regard for IBA’s commitments and obligations to other business for which it performs consulting services.

Term and Termination. The term of this Agreement shall be for a period of six (6) months, commencing on the effective date hereof. If the parties hereto desire to extend the relationship, the parties will renew this Agreement or enter into a new Agreement, both of which must be done in writing. Either party may terminate this Agreement immediately on written notice to the other party, if the other party has committed a material breach of any term of this Agreement. In the absence of any such breach, either party may terminate this Agreement on 30 days’ written notice to the other party. In the event of a material breech by IBA, IBA shall return the common stock provided for under this Agreement.

Treatment of Confidential Information. Company shall not disclose, without the consent of the Client, any financial and business information concerning the business, affairs, plans, and programs of Client which are delivered by Client to IBA in connection with IBA’s services hereunder, provided such information is plainly and prominently marked in writing by Client as being confidential (the “Confidential Information”). IBA will not be bound by the foregoing limitation in the event:

5/14/14

(I)	The Confidential Information is otherwise disseminated and becomes public information, or
(II)	IBA is required to disclose the Confidential Information pursuant to a subpoena or other judicial order.

Representation by IBA of Other Clients. Client acknowledges and consents to IBA rendering public relations, consulting, and/or communications services to other clients of IBA engaged in the same or similar business as that of Client.

Indemnification by Client as to Information Provided to IBA. Client acknowledges that IBA, in the performance of its duties, will be required to rely upon the accuracy and completeness of information supplied to it by Client. Client agrees to indemnify, hold harmless and defend IBA, its officers, agents, and/or employees from any proceeding or suit which arises out of or is due to the inaccuracy or incompleteness of its obligations under the Agreement.

Indemnification by IBA. IBA agrees to indemnify, hold harmless and defend Client from any proceeding or suit which arises out of or is due to the actions, negligent or otherwise, of IBA, its subsidiaries, agents, employees, or affiliates in the performance of its obligations under the Agreement.

Independent Contractor. It is expressly agreed that IBA is acting as an independent contractor in performing its services hereunder. Client shall carry no workers compensation insurance or any health or accident insurance on IBA or consultant’s employees. Client shall not pay any contributions to social security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits that might be customary in an employer-employee relationship.

Non-Assignment. This Agreement shall not be assigned by either party without the written consent of the other party.

Compensation. Please refer to Schedule A, attached hereto and hereby incorporated into this Agreement.

Notices. Any notice to be given by either party to the other hereunder shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to such party at the address specified in this Agreement or such other address as either party may have given to the other in writing.

Modified and Waiver. This Agreement may not be altered or modified except by writing signed by each of the respective parties hereof. No breach or violation of this Agreement shall be waived except in writing executed by the party granting such waiver.

Entire Agreement. This writing contributes the entire Agreement between the parties, and replaces and supersedes any previous oral or written agreement or understanding that may exist. This Agreement can only be modified in writing and executed by both parties. In the event that any party brings suit to enforce any part of this Agreement, the prevailing party shall recover attorney fees and legal costs.

Governing Law/Venue. This Agreement shall be governed under the laws of the State of the California, and any claim arising here from shall be submitted to a court of competent jurisdiction located in San Diego County, California.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and the year first written above.

5/14/14

SCHEDULE A-1

For the services to be rendered and performed by IBA during the term of this Agreement, Client shall, upon mutual acceptance and execution of this Agreement, deliver or arrange to be delivered to Integrative Business Alliance, LLC the following: Eight-Hundred & Sixty Million (860,000,000) shares of restricted rule 144 (GARB) GARB OIL & POWER CORP. common stock.

INTEGRATIVE BUSINESS ALLIANCE, LLC

/s/ Zachary R. Logan
Zachary R. Logan
Managing Director

Dated: May 14th, 2014

GARB OIL & POWER CORP.

/s/ Tammy Taylor
Tammy Taylor
President & CEO
Client

Dated: May 14th, 2014

[The Balance of This Page Has Been Intentionally Left Blank]